Exhibit 10.29.1

NCR Limited
4th Floor Capital House
25 Chapel Street London
England
NW1 50S

February 9, 2025

PRIVATE AND CONFIDENTIAL

Dear Darren,

Re: Amendment to Employment Contract

We are writing to inform you of an amendment to your employment contract. This letter serves to formally document the changes to your Job Title, Base Salary and Long-Term Equity Award Incentive Program (LTI) effective from February 12, 2025. Your new terms are defined below:

Job Title:
Your job title is EVP & President, Retail and Payments.

Base Salary:
Your annual base salary is £445,500.00. This will be paid monthly via BACS transfer on the 15th of each month for the current calendar month and is subject to deductions for income tax, employee's national insurance contributions and any other deductions required by law.

Long-Term Equity Award Incentive Program (LTI):
As an executive at NCR VOYIX, you are eligible to participate in the annual LTI Program. For 2025, your target award for your position is $1,250,000.00 USD. As an eligible participant, you will be considered for an LTI award based on your individual contributions during the year; your relative performance amongst peers; your future potential to contribute to the Company's success and other factors. LTI awards are discretionary, not guaranteed and are generally granted during first calendar quarter of each year, subject to approval by the Compensation and Human Resource Committee of the Board of Directors of NCR Voyix Corporation.

You must be a current employee of NCR Voyix on the applicable grant date in order to be eligible to receive any NCR Voyix LTI award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefit.

All other terms and conditions of your employment contract remain unchanged.

If you have any questions, please do not hesitate to contact Jane Elliott, Chief Human Resources Officer or Jim Kelly, President & CEO.

Yours sincerely,

/s/ Gina Lobban
Gina Lobban
HR Business Partner, UK and Ireland NCR Limited

Signed acceptance of amendment to employment contract:

Name: Darren Wilson

     Signed: /s/ Darren Wilson

Date: February 9, 2025